EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated December 20, 2024, which includes an explanatory paragraph as to the Aimei Health Technology II Co., Ltd.’s ability to continue as a going concern, relating to the financial statements of Aimei Health Technology II Co., Ltd. as of November 30, 2024 and for the period from July 11, 2024 (Inception) through November 30, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Enrome LLP

Singapore

December 20, 2024

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